UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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DIGIRAD CORPORATION

(Name of Registrant as Specified in its Charter)

RED OAK PARTNERS, LLC

THE RED OAK FUND, L.P.

PINNACLE FUND, LLLP

PINNACLE PARTNERS, LLC

PINNACLE CAPITAL, LLC

WHITE PEAKS HOLDINGS, LLC

DAVID SANDBERG

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Truth About Digirad – What ISS has Missed and Shareholders Should Not

Dear Fellow Digirad Shareholders,

Red Oak has been one of Digirad’s (DRAD) large shareholders for the better part of the past 4 ½ years. With over $2.5 million invested, we conducted extensive due diligence on the current Board before embarking on this proxy fight for the future of Digirad. Our diligence revealed that current Directors have:

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not been fully open about their qualifications

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have dodged discussion about core issues, and

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have made un-substantiated representations about their skills and experience

A number of significant shareholders agree with us, but we were disappointed to see that Institutional Shareholder Services (“ISS”) failed to conduct the same level of diligence as we did, and reached a misinformed conclusion that change is not needed, thus disregarded qualifications and accountability of nominees as well as current conflicts of interest/ non-independence amongst current Directors.

To decide that change is not needed, ISS relied almost entirely on a Total Shareholder Return (“TSR”) analysis, and stated that they believe the current Board has performed well based on a share price performance analysis.  We note the following:

=> ISS should not have supported incumbents due to strong operating performance, because there has been none

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What was lost in Digirad’s big February 2013 press release (about a restructuring plan where numbers don’t add up), is that under current Director’s leadership Digirad reported one of the worst quarters in Digirad’s history and its worst quarter of the year - gross profit down 29.3%, EBITDA down 279% and Net Income down 108% since 2QFY2012. Revenue for the DIS segment – the main growth focus of the new Board –declined 9% between 2QFY2012 and 4QFY2012.

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The business appears to be worse off than it has ever been.

=> By concluding that change was not needed, ISS then omitted consideration of conflicts which we believe ISS would otherwise take issue with and should have impacted their recommendation, including:

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Eberwein and Gillman have run numerous proxy contests together, including for control, and clearly work together.

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Eberwein and Gillman both brought John Climaco to Digirad (as stated in Digirad’s own proxy).  Climaco’s re-election allows them to control the Board.  For background, Climaco and Gillman both joined and left the Board of Infusystems at the same time in the past year.

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Gillman and Eberwein - as Governance and Board Chair - touted Climaco's success and experience at Axial Biotech while omitting relevant detail of his past experience.  They did not mention that Quokka Sports went bankrupt and Axial sold its assets for a loss of over 80%.  We believe such mention would have discredited an argument to his being appointed, particularly noting there is no mention of other main employment or achievement in Mr. Climaco’s career.

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They further omitted all mention that Axial had no assets in their proxy, only that Climaco remained CEO.  Only after Red Oak pointed out that Axial's phone and website were inactive and it had sold its assets in the year prior did they change disclosure and mention that Axial’s assets were sold.  Gillman and Eberwein had to have known about the inactive and asset-less shell Climaco was CEO of, unless they made a bad recommendation in the first place

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Partial and selective disclosure - given a fiduciary duty to protect shareholder's best interests (and not their own or their colleagues), this lack of relevant disclosure should have been noted as a concern, but was not.

=>  ISS should not have supported incumbents due to their Strategic Plan because it is flimsy, incomplete, and the numbers don’t add up

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ISS’s assessment that the current strategy is acceptable can no way be concluded given there are very few, if any, details with regards to the cost cutting program, no strategy for stabilizing or growing revenue (outside of acquisitions which may or may not be the best course of action), and no disclosure regarding the third party strategic review that took place. Given the lack of details and recent history of deteriorating financial performance, shareholders cannot have confidence that the Strategic Plan can be successfully implemented, in particular, if the proposed cost rationalization will be substantially complete by December 31, 2013.

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Digirad only cited $3-4 million in cost savings via the camera business, which is in decline. The company as a whole had over $50 million in costs, including high corporate costs.  ISS was informed that incumbents had no turnaround experience but did not appear to question how Digirad expected to achieve the cost savings numbers in the Strategic Plan.  ISS omits mention of this limited disclosure despite our having expected more discussion of it by ISS given the backgrounds of incumbent Directors are specifically light on any experience overseeing successful turnarounds or cost reduction efforts.  We actually note that ISS appears to have de-focused on Director qualification altogether.

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Under incumbents, Digirad lost over $5 million in 2012.  It is entirely unclear how reducing costs by $3-4 million gets to profitability or justifies a go-forward strategy with that business.  We noted no comments about this in the ISS report.

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Thus, there was no real evaluation of the Strategic Plan – neither if it made sense nor if the Board and management have the right skill-set and knowledge to execute it. Instead, ISS prematurely concluded that the “there is also evidence the board’s actions are succeeding”….. at the same time acknowledging that “it is too early to assess whether management’s restructuring efforts will come to complete fruition”.

=> ISS should not have supported incumbents due to governance improvements made, given almost all were led or pressured by Red Oak.

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Red Oak initiated ALL of the governance changes at Digirad adopted in 2012 via its 2011 nominating letter, forcing the Board change and rejecting the prior Board’s offer to settle for minority board representation.

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Last year, when Red Oak suggested that Digirad include directors who represented shareholders with skin the game, the prior Board added four Directors who had NO ownership, NO industry experience, and who did not require ANY governance improvements as a pre-condition to serve – these are four of the five directors seeking re-election this year.

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Incumbents then asked Red Oak for a standstill and to not challenge them.  On June 29, 2012 Red Oak agreed to a 1 year standstill conditioned on numerous governance and shareholder friendly provisions required by Red Oak, including a required cost reduction review.

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In the next ten months, the new Board

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announced NO further improvements and no dividend or return of capital

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led the buyback of almost NO stock despite a low stock price and real capacity on a pre-existing plan

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Red Oak pushed for a return of capital and additional governance improvements in late 2012 and early 2013 after seeing no “pro-active” action by the board.. Frustrated with the Board’s inaction, Red Oak then nominated a competing slate when it was apparent the current Board was incapable of overseeing an effective turnaround and lacked proper governance.

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Only after Red Oak pushed for change did Digirad respond by adopting certain of Red Oak's proposals and announced a large buyback.

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Given that all the governance changes made by the current board were pursuant to the settlement agreement dated June 29. 2019 and in response to continued pressure by Red Oak, it is surprising that ISS gives the current board credit for implementing governance changes.

=> ISS DID rely on the TSR to determine that the Board is performing well, and thus that no change is needed

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ISS states this openly, "There is also evidence the board's actions are succeeding – at least based on share price performance."

=> ISS performed incorrect analysis in relying on the near-term share price increase to reflect the Board’s performance, failing to recognize that it was driven off of a large buyback plan

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Although ISS stated that an FDA approval could have caused the share appreciation, we note that a stock would react positively to such news if the market expected the approval to have meaningful impact on revenue and valuation.  In this case there was NO price reaction and in fact, Digirad’s share price remained relatively unchanged ($1.83 pre-announcement vs. $1.85 post announcement) until the next announcement, and volume the three days after the announcement declined materially vs. the three days prior. If Digirad’s price did not react to the FDA approval news, one can safely conclude that the recent share price performance is NOT due to it.

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The buyback drove the entirely unsurprising result of raising the share price on still-low volume, as sellers sit on the sidelines and allow the company to bid the share price up, including to levels which may not reflect fair value.  Volume remains at just roughly 1% of the buyback amount.

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A large buyback announced in a thinly traded micro cap company only after a Board has been challenged, and which was otherwise almost entirely inactive buying back stock for eight full months and despite lower prices, has to be questioned.

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Insiders themselves do not appear interested in purchasing as much stock at these levels - on April 9, 2013 and at share prices lower than those used by ISS in its TSR, Chairman Eberwein and Governance Chair Gillman reduced their purchases by 80% under their 10b51 plan.

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A buyback in and of itself doesn’t create value - we believe ISS would agree.

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Had ISS used the Digirad’s share price through Feb 27th - i.e. 1-day before the large buyback was announced and ten months after the majority of current Directors were appointed the 3-year TSR would have been below Digirad’s own peer group.  This is materially relevant.

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ISS should have known to adjust the TSR for the large buyback in an illiquid stock, including because Red Oak knew of the expected impact, other large shareholders who have contacted Red Oak knew about it (and criticized it), and we believe Digirad’s Board and Governance Chairs Eberwein and Gillman - as career buy-siders and stock pickers with experience about the impact of such buybacks - would have known the impact of such a large buyback program on such a small and thin company, even if they themselves reduced their own purchases.  It does not appear that ISS factored this in.

It is fairly obvious that Digirad’s short term above peer average TSR is due to expectation of a large buyback and not due to any “success” in implementing a vaguely defined Strategic Plan. We question whether ISS really believes that Digirad’s Strategic Plan – which fails to address declining revenue and only focuses on $3-$4 million in cost savings by the end of 2013 for a business which lost $5 million in 2012 – is the key driver of a share price increase given Revenue, EBITDA and Net Income have all declined to their lowest points under the current Board.

=> ISS criticized Red Oak's plan without material or meaningful comments about it

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Red Oak has put forth much more detail with regards to its plan than ISS included in its report while not having the same access to management or to the findings of the strategic review that was undertaken yet not reasonably disclosed by the Company. Red Oak believes in working with management to develop the right plan for the Company and of course would announce a more detailed course of action once the new directors are elected.

=> ISS never addressed Director Qualification

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ISS admits that even recent financial and operating performance has been poor under this board.  ISS states, “There is no disputing that Digirad has performed poorly on an absolute basis in its past history or even since April 2011.”  They go on to state, “A relatively stagnant share price and a volatile deteriorating operating performance alone, however, is not a compelling case that wholesale change is needed at the board level. A dissident must also demonstrate why change in the board composition is likely to lead to some better outcome than the incumbent board’s current strategy.”  We wholeheartedly agree and have repeatedly pointed out the shortcomings of the current Board, its potential lack of independence, and why Red Oak’s nominees are far more qualified and have a demonstrated track record of success in very similar situations, whereas the incumbents do not.

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Red Oak openly stated that Jeff Eberwein was named as Chair of the Strategic Committee to oversee the strategic process after having invested in much larger companies and never having served on a Board before, with no prior experience with strategic review processes.  Given Digirad provided negligible disclosure about the process which it underwent, and its Chair was openly inexperienced, the right decision is to review the process and ensure it was run correctly.  The wrong decision would be to not address this and risk shareholder value by just believing in whatever the incumbent nominees say.

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Red Oak's nominees were specifically selected for their healthcare, turnaround, M&A, tax loss and Section 382, and public company expertise and Red Oak’s plan directly addressed what it would do.

YOU NEED TO DECIDE WHETHER CHANGE IS NEEDED OR NOT. WE BELIEVE THAT THE BOARD NEEDS NEW DIRECTORS TO PROTECT THE INTERESTS OF ALL SHAREHOLDERS. YOU HAVE THE CHOICE – CHOOSE RED OAK – A FELLOW SHAREHOLDER WITH AN ESTABLISHED TRACK RECORD OF CREATING VALUE, OR LET THE CURRENT DIRECTORS PURSUE A POORLY CRAFTED PLAN TO ARTIFICALLY PROP UP SHARE PRICE WHILE OPERATING METRICS DETERIORATE.

No matter how many or how few shares you own, it is very important that you vote the enclosed BLUE PROXY CARD today and vote in Favor of electing us to represent you in the boardroom. PLEASE DO NOT RETURN THE WHITE PROXY CARD or any other proxy card furnished to you on behalf of Digirad.

For information or help with voting the BLUE card, please contact:

Alliance Advisors LLC

200 Broadacres Drive 3rd Floor

Bloomfield, NJ 07003

Shareholders Call Toll Free:  (888)-991-1289

Banks and Brokers Call Collect: 973-873-7721

You may also contact me at:

David Sandberg

304 Park Avenue South, 11th Floor

New York, NY 10010

Direct phone: (212) 614-8952